Exhibit 10.1

Execution Version

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Sponsor Agreement”) is dated as of March 11, 2024 by and among Rigel Resource Acquisition Holding LLC, a Cayman Islands limited liability company (the “Sponsor Holdco”), the Persons set forth on Schedule I hereto (such Persons together with the Sponsor Holdco, each, a “Sponsor” and, together, the “Sponsors”), Rigel Resource Acquisition Corp, a Cayman Islands exempted company (“Rigel”), RRAC Newco, a Cayman Islands exempted company (“Newco”), Blyvoor Gold Resources Proprietary Limited, a South African private limited liability company (“Blyvoor Resources”), and Blyvoor Gold Operations Proprietary Limited, a South African private limited liability company (“Tailings”, together with Blyvoor Resources, each a “Target Company” and, together, the “Target Companies”). Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Sponsors collectively are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”)) and are entitled to dispose of (or to direct the disposition of) and to vote (or direct the voting of) such number of Rigel Class B Shares and Rigel Private Warrants as are indicated opposite each of their names on Schedule I attached hereto;

WHEREAS, contemporaneously with the execution and delivery of this Sponsor Agreement, Rigel, Newco, Merger Sub, a Cayman Islands exempted company and the Target Companies have entered into that certain Business Combination Agreement (as amended or modified from time to time, the “Business Combination Agreement”), dated as of the date hereof, pursuant to which, among other transactions, following the completion of the Merger, the Tailings Acquisition and the Blyvoor Resources Acquisition, the Target Companies will become a wholly owned subsidiaries of Newco, on the terms and conditions set forth therein; and

WHEREAS, as an inducement to Rigel and the Target Companies to enter into the Business Combination Agreement and to consummate the Transactions, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein and in the Business Combination Agreement, and as an inducement and in consideration therefor, and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I
SPONSOR SUPPORT AGREEMENT; COVENANTS

Section 1.1 Binding Effect of the Business Combination Agreement. Each Sponsor hereby acknowledges that it has read the Business Combination Agreement and this Sponsor Agreement and shall be bound by and comply with Sections 10.03(b) (Exclusivity) and 10.05 (Confidentiality; Publicity) of the Business Combination Agreement (and any relevant definitions contained in any such sections) as if such Sponsor was an original signatory to the Business Combination Agreement with respect to such provisions.

Section 1.2 No Transfer. During the period commencing on the date hereof and ending on the earlier of (a) the Closing and (b) the liquidation of Rigel, each Sponsor shall not, directly or indirectly, (i) transfer (including by operation of law) sell, assign, exchange, offer to sell, contract or agree to sell, hypothecate, pledge, encumber, grant any option to purchase or otherwise dispose of or agree to dispose of, file (or participate in the filing of) a registration statement with the SEC (other than the Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Rigel Securities or Newco Securities owned by such Sponsor, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Rigel Securities or Newco Securities owned by such Sponsor or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) of this sentence (the actions specified in clauses (i) to (iii), “Transfer”). Any attempted Transfer of Voting Shares (as defined below) or any interest therein in violation of this Section 1.2 shall be null and void ab initio. This Section 1.2 shall not prohibit a Transfer of Voting Shares by any Sponsor (or prohibit any Sponsor from entering into any contract, option or other agreement with respect to, or prohibit such Sponsor from consenting to, a Transfer of any of his, her or its Voting Shares or such Sponsor’s voting or economic interest therein) (A) to any Affiliates or any member of such Sponsor’s immediate family or any Affiliates of such Sponsor, (B) by gift to (1) in the case of an individual, a member of such Sponsor’s immediate family, (2) a trust, the beneficiary of which is, or is an Affiliate of, such Sponsor or, in the case of an individual, a member of such Sponsor’s immediate family, or (3) a charitable organization, (C) in the case of an individual, by virtue of laws of descent and distribution upon death, (D) in the case of an individual, pursuant to a qualified domestic relations order or in connection with a divorce settlement, (E) in the case of a trust, by distribution to one or more of the permissible beneficiaries of such trust, (F) in the event of Rigel’s liquidation prior to Rigel’s completion of the Business Combination or (G) in the case of an entity, by virtue of the laws of such Sponsor’s jurisdiction of incorporation or organization, such Sponsor’s organizational documents or the rights attaching to the equity interests in such Sponsor upon dissolution of such Sponsor; provided, however, that in the case of clauses (A) through (E), as a pre-condition to such Transfer, the transferee must agree in a writing, reasonably satisfactory in form and substance to Rigel and the Target Companies, to be bound by all of the terms of this Sponsor Agreement. For purposes of this Sponsor Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse or domestic partner, the siblings of such person and his or her spouse or domestic partner, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses or domestic partners and siblings. Each Sponsor agrees that during the term of this Sponsor Agreement, such Sponsor will not, and will not permit any entity under such Sponsor’s control to, deposit any Voting Shares in a voting trust, grant any proxies with respect to the Voting Shares or subject any of the Voting Shares to any arrangement with respect to the voting of the Voting Shares except as contemplated in this Sponsor Agreement. Each Sponsor hereby revokes any and all previous proxies and attorneys in fact with respect to the Voting Shares.

Section 1.3 New Shares. In the event that (a) any Rigel Shares, Rigel Warrants or any other equity securities of Rigel are issued to a Sponsor after the date of this Sponsor Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Rigel Shares or Rigel Warrants of, on or affecting the Rigel Shares or Rigel Warrants owned by such Sponsor or otherwise, (b) a Sponsor purchases or otherwise acquires beneficial ownership of any Rigel Shares, Rigel Warrants or any other equity securities of Rigel after the date of this Sponsor Agreement, or (c) a Sponsor acquires the right to vote or share in the voting of any Rigel Shares or any other equity securities of Rigel after the date of this Sponsor Agreement (such Rigel Shares, Rigel Warrants or any other equity securities of Rigel, collectively the “New Securities”), then such New Securities acquired or purchased by such Sponsor shall be subject to the terms of this Sponsor Agreement to the same extent as if such New Securities constituted the Rigel Shares or Rigel Warrants owned by such Sponsor as of the date hereof.

Section 1.4 Sponsor Agreements.

(a) At any duly called meeting of the shareholders of Rigel or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of Rigel is sought, in each case, as contemplated by the Business Combination Agreement, each Sponsor shall (x) appear at each such meeting or otherwise cause all of its Voting Shares to be counted as present thereat for purposes of establishing a quorum and (y) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of the Voting Shares that he, she or it “beneficially owns”:

(i) in favor of (A) the Business Combination Agreement and the Transactions, (B) any proposal to adjourn or postpone such meeting of shareholders of Rigel to a later date if there are not sufficient votes to approve the Business Combination Agreement or the Transactions and (C) any other matter reasonably necessary to the consummation of the Transactions and considered and voted upon by the shareholders of Rigel;

(ii) against any Business Combination Proposal or any proposal relating to a Business Combination Proposal (in each case, other than the Transactions);

(iii) against any proposal or offer from any Person (other than the Target Companies or any of their respective Affiliates) concerning (A) any transaction agreement (other than the Business Combination Agreement), merger, consolidation, combination, share exchange, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by, or other business combination transaction involving Rigel (B) the issuance or acquisition of shares of capital stock or other equity securities of Rigel or (C) the sale, lease, exchange or other disposition of any significant portion of Rigel’s properties or assets; and

(iv) against any proposal, action or agreement that could reasonably be expected to (A) prevent or materially impede, frustrate, inhibit, interfere with, delay, discourage or adversely affect the timely consummation of the Transactions or result in any of the conditions set forth in Section 11.02 (Additional Conditions to Obligations of Rigel, Newco and Merger Sub) of the Business Combination Agreement not being fulfilled, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Rigel, Newco or Merger Sub under the Business Combination

Agreement or such Sponsor hereunder, (C) result in any of the conditions set forth in Section 11.03 (Additional Conditions to Obligations of the Target Companies) or Section 11.04 (Conditions to Obligations of All Parties With Respect to the Tailings Acquisition and the Blyvoor Resources Acquisition) of the Business Combination Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Rigel.

(b) Each Sponsor hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

(c) Each Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in that certain Letter Agreement, dated November 4, 2021, by and among Rigel, its current executive officers and directors, and the Sponsor Holdco, as amended (the “Insider Letter”), including the obligations of the Sponsors pursuant to Section 1 thereof to not redeem any Rigel Shares owned by such Sponsor in connection with the Transactions.

(d) During the period commencing on the date hereof and ending on the earlier of the consummation of the Closing and the termination of the Business Combination Agreement pursuant to Article XII thereof, each Sponsor shall not modify or amend any Contract between or among such Sponsor, anyone related by blood, marriage or adoption to such Sponsor or any Affiliate of such Sponsor (other than Rigel or any of its Subsidiaries), on the one hand, and Rigel or any of Rigel’s Subsidiaries, on the other hand.

Section 1.5 Further Assurances. Each Sponsor shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary or appropriate under any applicable Laws to, in the most expeditious manner reasonably practicable, effect the purposes of this Sponsor Agreement and consummate the Transactions on the terms and subject to the conditions set forth in the Business Combination Agreement and herein, and execute customary documents incidental to the consummation of the Transactions.

Section 1.6 No Inconsistent Agreement. Each Sponsor hereby represents and covenants that such Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Sponsor’s obligations hereunder in any material respect.

Section 1.7 Sponsor Lock-Up.

(a) Subject to Section 1.8(b), each Sponsor hereby agrees that such Sponsor shall not Transfer:

(i) any Lock-up Shares until the expiration of the First Lock-up Period;

(ii) a number of Lock-up Warrants equal to forty percent (40%) of all Newco Warrants (including the Newco Ordinary Shares issuable upon the exercise of any Newco Warrants) held by such Sponsor as of immediately following the Closing until the expiration of the First Lock-up Period; or

(iii) a number of Lock-up Warrants equal to sixty percent (60%) of all Newco Warrants (including the Newco Ordinary Shares issuable upon the exercise of any Newco Warrants) held by such Sponsor as of immediately following the Closing until the expiration of the Second Lock-up Period (collectively, the “Sponsor Lock-up”).

(b) Notwithstanding the provisions set forth in Section 1.8(a), each Sponsor (or its Permitted Transferees) may Transfer its Lock-up Securities during the applicable Lock-up Period:

(i) to (A) Rigel’s or Newco’s officers or directors, (B) any Affiliates or family members of Rigel’s or Newco’s officers or directors, (C) to any Affiliates or any member of such Sponsor’s immediate family or any Affiliates of such Sponsor or (D) any equityholders of the Sponsor Holdco or their Affiliates, any Affiliates of the Sponsor Holdco, or any employees of such Affiliates;

(ii) in the case of an individual, (A) by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an Affiliate of such individual or to a charitable organization, (B) by virtue of applicable laws of descent and distribution upon death of such individual, or (C) pursuant to a qualified domestic relations order or in connection with a divorce settlement;

(iii) in the case of a trust, by distribution to one or more of the permissible beneficiaries of such trust;

(iv) by virtue of the applicable laws of such Sponsor’s jurisdiction of incorporation or organization, Sponsor’s organizational documents or the rights attaching to the equity interests in such Sponsor upon dissolution of such Sponsor;

(v) upon the exercise of any options, warrants or other convertible securities to purchase Newco Ordinary Shares (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis); provided, that any Newco Ordinary Shares issued upon such exercise of Lock-up Warrants subject to the Sponsor Lock-Up shall also be subject to the Sponsor Lock-Up;

(vi) in the event of the Newco’s liquidation, merger, capital stock exchange or other similar transaction which results in all of the Newco’s stockholders having the right to exchange their Newco Ordinary Shares for cash, securities or other property subsequent to the Closing Date;

(vii) in connection with any bona fide mortgage, pledge, hypothecation, encumbrance or other grant of a security interest to an unaffiliated financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof (so long as any such mortgage, pledge, hypothecation, encumbrance or grant of security interest shall be on terms consistent with customary loan or debt transactions), and such Sponsor shall provide Newco with written notice prior to entering into such transaction;

(viii) for purposes of satisfying any withholding and/or other taxes that become payable in connection with the exchange of Rigel Private Warrants held by such Sponsor for Newco Private Warrants in connection with the consummation of the Business Combination; and

(ix) for any purpose and to any Person if the last reported sale price of the Newco Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 180 days after the Closing Date;

provided, that in the case of clauses (i) through (iv), such transferee, to the extent not already party hereto, must enter into a written agreement agreeing to be bound by the restrictions herein.

(c) If any Transfer is made or attempted contrary to the provisions of this Section 1.8, such Transfer shall be null and void ab initio, and Newco shall refuse to recognize any such transferee of the Lock-up Securities as one of its equity holders for any purpose. In order to enforce this Section 1.8, Newco may impose stop-transfer instructions with respect to the Lock-up Securities of the applicable Sponsor (and any Permitted Transferees thereof) until the end of the applicable Lock-Up Period.

(d) During the applicable Lock-Up Period, each certificate (if issued) or book entry position evidencing any Lock-up Securities subject to the Sponsor Lock-Up shall be stamped, notated or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A SPONSOR SUPPORT AGREEMENT, DATED AS OF MARCH 11, 2024, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), THE ISSUER’S SECURITY HOLDER NAMED THEREIN AND THE OTHER PARTIES THERETO, AS AMENDED. A COPY OF SUCH SPONSOR SUPPORT AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(e) For the avoidance of any doubt, each Sponsor shall retain all of the rights of a holder of the Lock-up Securities held by such Sponsor during the applicable Lock-Up Period, including, where applicable, the right to vote any Lock-up Securities, in each case, for so long as such Sponsor owns such Lock-up Securities.

(f) The Sponsor Lock-up in this Section 1.8 shall supersede the lock-up provisions contained in Section 7 of the Insider Letter, which provision in Section 7 of the Insider Letter shall be of no further force or effect.

(g) For purposes of this Section 1.8:

(i) the term “First Lock-up Period” means the period beginning on the Closing Date and ending on the date that is twelve (12) months after the Closing Date;

(ii) the term “Second Lock-up Period” means the period beginning on the Closing Date and ending on the date that is twenty-four (24) months after the Closing Date;

(iii) the term “Lock-up Shares” means the Newco Ordinary Shares (including the Newco Ordinary Shares issuable upon the exercise of any Newco Warrants) held by each Sponsor immediately following the Closing (excluding Newco Ordinary Shares acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act, pursuant to a subscription agreement where the issuance of Newco Ordinary Shares occurs on or after the Closing); provided, that, for clarity, Newco Ordinary Shares issued in connection with the PIPE Investment or the PIPE Financing shall not constitute Lock-up Shares;

(iv) the term “Lock-up Warrants” means the Newco Warrants held by each Sponsor immediately following the Closing;

(v) the term “Lock-up Securities” means the Lock-up Shares and the Lock-up Warrants; and

(vi) the term “Permitted Transferees” means any Person to whom a Sponsor is permitted to transfer such Lock-up Shares prior to the expiration of the applicable Lock-up Period pursuant to Section 1.8(b).

Section 1.8 Unpaid SPAC Fees. Each Sponsor shall forfeit, on a pro rata basis based on the aggregate number of Rigel Class B Shares and Rigel Warrants owned by such Sponsor as of immediately prior to the Closing, at the election of such Sponsor, such number of Rigel Class B Shares and Rigel Warrants (“Forfeited Securities”) as equals, to the extent such number is a positive number, (A) (i) outstanding Rigel Transaction Expenses minus (ii) Remaining Net Cash Proceeds, divided by (B) $10.00. For purposes of this Section 1.8, “Remaining Net Cash Proceeds” shall mean an amount equal to (a) all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the Rigel Stockholder Redemption), plus (b) the aggregate amount of cash that has been funded to Rigel pursuant to the Subscription Agreements with respect to the PIPE Investment and the PIPE Financing, in each case, as of immediately prior to the Closing, plus (c) the aggregate amount of cash that has been funded to Newco pursuant to the Orion Forward Purchase Agreement, minus (d) the Cash Consideration, minus (e) $32,000,000.00. Notwithstanding the foregoing, the Sponsor Holdco may, at its sole election, reduce the number of Forfeited Securities due from the Sponsor Holdco pursuant to this Section 1.8 by forgiving any documented and outstanding indebtedness of Rigel owed to the Sponsor Holdco (“WC Loans”), by such number of Forfeited Securities as equals (I) the amount of such forgiven indebtedness, divided by (II) $10.00.

Section 1.9 Waiver of Anti-Dilution Provisions. Each Sponsor hereby irrevocably and unconditionally (but subject to the consummation of the Transactions) waives any adjustment to the Initial Conversion Ratio (as defined in the Amended and Restated Memorandum and Articles of Association of Rigel (the “Existing Memorandum”)) to which it would otherwise be entitled pursuant to Section 17.3 of the Existing Memorandum that would result from the issuance of Newco Ordinary Shares or Rigel Class A Shares or other equity-linked securities pursuant to the Subscription Agreements or otherwise in connection with the Transactions.

Section 1.10 Redemption Rights. Each Sponsor agrees not to exercise any right to redeem any Voting Shares “beneficially owned” as of the date hereof or acquired and held in such capacity subsequent to the date hereof.

Section 1.11 Dissenters’ Rights. Each Sponsor hereby agrees not to commence or participate in any claim, derivative or otherwise, against Rigel relating to the negotiation, execution or delivery of this Sponsor Agreement or the Business Combination Agreement or the consummation of the Transactions, including any claim (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Sponsor Agreement or (b) alleging a breach of any fiduciary duty of the board of directors of Rigel in connection with this Sponsor Agreement, the Business Combination Agreement or the Transactions.

Section 1.12 Transaction Expenses Cap. Notwithstanding anything in this Sponsor Agreement or the Business Combination Agreement to the contrary, the Sponsor Holdco shall be liable for, 100% of the unpaid and otherwise not forgiven or offset pursuant to Section 1.8 aggregate Target Group Company Transaction Expenses, Rigel Transaction Expenses and WC Loans (i) in excess of $17 million in the event that Aggregate Cash Proceeds are less than or equal to $50 million and (ii) in excess of $20 million in the event that Aggregate Cash Proceeds are greater than $50 million.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Sponsors. Each Sponsor, severally and not jointly, represents and warrants as of the date hereof to Rigel, Newco and the Target Companies (solely with respect to itself, himself or herself and not with respect to any other Sponsor) as follows:

(a) Organization; Due Authorization. If such Sponsor is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within such Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor. If such Sponsor is an individual, such Sponsor has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder. This Sponsor Agreement has been duly executed and delivered by such Sponsor and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Sponsor, enforceable against such Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Sponsor Agreement is being executed in a representative or fiduciary capacity, the Person signing this Sponsor Agreement has full power and authority to enter into this Sponsor Agreement on behalf of the applicable Sponsor.

(b) Ownership. Such Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Sponsor’s Rigel Class B Shares and Rigel Warrants, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Rigel Class B Shares or Rigel Warrants (other than transfer restrictions under the Securities Act)) affecting any such Rigel Class B Shares or Rigel Warrants, other than Liens pursuant to (i) this Sponsor Agreement, (ii) the Rigel Organizational Documents, (iii) the Business Combination Agreement or (iv) any applicable securities Laws. Such Sponsor’s Rigel Class B Shares and Rigel Warrants are the only equity securities in Rigel owned of record or beneficially by such Sponsor on the date of this Sponsor Agreement, and none of such Sponsor’s Rigel Class B Shares or Rigel Warrants are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Rigel Class B Shares or Rigel Warrants, except as provided hereunder and under the Voting Letter Agreement. Other than the Rigel Warrants, such Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Rigel or any equity securities convertible into, or which can be exchanged for, equity securities of Rigel.

(c) No Conflicts. The execution and delivery of this Sponsor Agreement by such Sponsor does not, and the performance by such Sponsor of his, her or its obligations hereunder will not, (i) if such Sponsor is not an individual, conflict with or result in a violation of the organizational documents of such Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Sponsor or such Sponsor’s Rigel Class B Shares or Rigel Warrants), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Sponsor Agreement.

(d) Litigation. There are no Actions pending against such Sponsor, or to the knowledge of such Sponsor threatened against such Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Sponsor Agreement.

(e) Brokerage Fees. Except as described on Section 7.07 of the Rigel Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement based upon arrangements made by such Sponsor, for which Rigel or any of its Affiliates may become liable.

(f) Acknowledgment. Such Sponsor understands and acknowledges that each of Rigel and the Company is entering into the Business Combination Agreement in reliance upon such Sponsor’s execution and delivery of this Sponsor Agreement.

ARTICLE III
MISCELLANEOUS

Section 3.1 Termination. This Sponsor Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of (a) the Closing, (b) earlier termination of the Business Combination Agreement in accordance with its terms, (c) the liquidation of Rigel and (d) the written agreement of the Sponsor, Rigel, and the Target Companies; provided, that in the case of clause (a) those rights and obligations that are explicitly provided for to survive after the Closing (including Section 1.7 and any related definitions used therein) shall survive in accordance with their terms. Upon such termination of this Sponsor Agreement, all obligations of the parties under this Sponsor Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Sponsor Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Sponsor Agreement prior to such termination. Notwithstanding the foregoing, this ARTICLE III shall survive the termination of this Sponsor Agreement.

Section 3.2 Governing Law. This Sponsor Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Sponsor Agreement or the negotiation, execution or performance of this Sponsor Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Sponsor Agreement) will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State.

Section 3.3 CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a) THE PARTIES TO THIS SPONSOR AGREEMENT SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS LOCATED IN WILMINGTON, DELAWARE OR THE COURTS OF THE UNITED STATES LOCATED IN WILMINGTON, DELAWARE IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SPONSOR AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH AND BY THIS SPONSOR AGREEMENT WAIVE, AND AGREE NOT TO ASSERT, ANY DEFENSE IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT OF THIS SPONSOR AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH, THAT THEY ARE NOT SUBJECT THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THIS SPONSOR AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS OR THAT THEIR PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM, OR THAT THE VENUE OF THE ACTION IS IMPROPER. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON ANY PARTY TO THIS SPONSOR AGREEMENT BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN Section 3.8.

(b) WAIVER OF TRIAL BY JURY. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SPONSOR AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SPONSOR AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SPONSOR AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 3.3.

Section 3.4 Assignment. This Sponsor Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Sponsor Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.

Section 3.5 Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Sponsor Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Sponsor Agreement and to enforce specifically the terms and provisions of this Sponsor Agreement in the chancery court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.

Section 3.6 Amendment. This Sponsor Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Rigel, the Target Companies and the Sponsor Holdco.

Section 3.7 Severability. If any provision of this Sponsor Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Sponsor Agreement will remain in full force and effect. Any provision of this Sponsor Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 3.8 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to Rigel, Newco or the Sponsor Holdco to:

Rigel Resource Acquisition Corp

7 Bryant Park

1045 Avenue of the Americas, Floor 25

New York, NY 10018

Attention:	Nate Abebe
E-mail:	nabebe@rigelresource.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

1999 Avenue of the Stars, 17th Floor

Los Angeles, CA 90067

Attention:	Joshua DuClos; George Vlahakos
E-mail:	jduclos@sidley.com; gvlahakos@sidley.com

If to the Target Companies, to:

Blyvoor Gold Proprietary Limited

Upper Level Change House

8 Fir Drive

Northlcliff

Gauteng, 2915

South Africa

Attention:	Alan Smith
E-mail:	alan@aurousresources.com

with copies (which shall not constitute notice) to:

Milbank LLP
55 Hudson Yards
New York, NY 10001

Attention:	David Dixter and Iliana Ongun
E-mail:	ddixter@milbank.com; iongun@milbank.com

and

ENS

Tower 1, The Marc

129 Rivonia Road

Sandton, 2196

South Africa

Attention:	Atlegang Govuza and Lebusa Meso
Email:	agovuza@ensafrica.com; lmeso@ensafrica.com

If to a Sponsor:

To such Sponsor’s address set forth in Schedule I

with a copy to (which will not constitute notice):

Sidley Austin LLP

1999 Avenue of the Stars, 17th Floor

Los Angeles, CA 90067

Attention:	Joshua DuClos; George Vlahakos
E-mail:	jduclos@sidley.com; gvlahakos@sidley.com

Section 3.9 Liability. The liability of any Sponsor under this Agreement is several (and not joint). Notwithstanding any other provision of this Support Agreement, in no event will any Sponsor be liable for any other Sponsor’s breach of such other Sponsor’s obligations under this Agreement.

Section 3.10 Disclosure. Each Sponsor authorizes Rigel and the Target Companies to publish and disclose in any announcement or disclosure relating to the Transactions, including any such announcement or disclosure required or requested by the SEC (or as otherwise required or requested pursuant to any applicable Laws or any other Governmental Authorities), such Sponsor’s identity and ownership of the Lock-up Securities, the nature of such Sponsor’s obligations under this Agreement and a copy of this Agreement, if reasonably deemed appropriate by Rigel and the Target Companies. Each Sponsor will promptly provide any information reasonably requested in writing by Rigel or the Target Companies for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Business Combination Agreement (including filings with the SEC).

Section 3.11 Counterparts. This Sponsor Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.12 Entire Agreement. This Sponsor Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

Section 3.13 Definitions. As used herein, the term “Voting Shares” shall mean, taken together, all securities of Rigel (including any Newco Securities, as applicable) beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act, excluding shares of stock underlying unexercised options or warrants, but including any shares of stock acquired upon exercise of such options or warrants) by any Sponsor, including any and all securities of Rigel acquired and held in such capacity subsequent to the date hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Sponsors, Rigel, and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

SPONSORS:

RIGEL RESOURCE ACQUISITION HOLDING LLC

By:	/s/ Jonathan Lamb
	Name:	Jonathan Lamb
	Title:	Chief Executive Officer

/s/ Oslar Lewnowski
Name:	Oslar Lewnowski

/s/ Nathanael Abebe
Name:	Nathanael Abebe

/s/ Christine Coignard
Name:	Christine Coignard

/s/ Kelvin Dushnisky
Name:	Kelvin Dushnisky

/s/ Timothy Keating
Name:	Timothy Keating

/s/ L. Peter O’Hagan
Name:	L. Peter O’Hagan

[Signature Page to Sponsor Support Agreement]

RIGEL:

RIGEL RESOURCE ACQUISITION CORP

By:	/s/ Jonathan Lamb
	Name:	Jonathan Lamb
	Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

NEWCO:

RRAC NEWCO

By:	/s/ Alan Gordon Smith
	Name:	Alan Gordon Smith
	Title:	Director

[Signature Page to Sponsor Support Agreement]

TARGET COMPANIES:

BLYVOOR GOLD RESOURCES (PROPRIETARY) LIMITED

By:	/s/ Alan Smith
	Name:	Alan Smith
	Title:	Director

BLYVOOR GOLD UNDERGROUND OPERATIONS PROPRIETARY LIMITED

By:	/s/ Alan Smith
	Name:	Alan Smith
	Title:	Director

[Signature Page to Sponsor Support Agreement]

Schedule I

Sponsor Rigel Class B Shares and Rigel Warrants

Sch. I-1